Exhibit T3E.5

Court File No. CV-20-636938-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND 11722573 CANADA LTD., AND INVOLVING SHERRITT INTERNATIONAL OIL AND GAS LIMITED, SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SICOG OIL AND GAS LIMITED (FORMERLY SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED), SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., CNWL OIL (ESPAÑA), S.A., AND MADAGASCAR MINERAL INVESTMENTS LTD.

PLAN OF ARRANGEMENT

July 23, 2020

(i)

7.5	Deeming Provisions	25
7.6	Modification of Plan	25
7.7	Notices	26
7.8	Further Assurances	27

(ii)

PLAN OF ARRANGEMENT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan, unless otherwise stated:

“Alternative CFA Lender Transaction” has the meaning given to it in Section 2.3(a);

“Amalgamated Sherritt” has the meaning given to it in Section 4.2(a);

“Amalgamation” means the amalgamation of Sherritt and Sherritt Amalco pursuant to Section 4.2(a);

“Ambatovy Debt” means all present or future indebtedness or other obligations owing to the CFA Guarantor by AMSA and by DMSA in respect of the Shareholder Subordinated Loans (as defined in the Ambatovy Shareholders’ Agreement), including all accrued and unpaid interest in respect thereof;

“Ambatovy Shareholders’ Agreement” means the fourth amendment and restatement of the shareholders’ agreement dated December 11, 2017, as originally dated October 18, 2006 and as previously amended and restated on February 21, 2008, June 24, 2009, and May 29, 2012, among Sherritt, the CFA Guarantor, Korea Resources Corporation, Sumitomo Corporation, Summit Ambatovy Mineral Resources Investment B.V., Ambatovy Holdings Limited, DMSA and AMSA;

“Ambatovy Shares” means, collectively, the AMSA Shares and the DMSA Shares;

“Amended CFA Loan” means a loan on substantially similar terms as the existing CFA Loans, subject to the CFA Loan Amended Terms;

“AMSA” means Ambatovy Minerals S.A.;

“AMSA Shares” means all of the shares in the capital of AMSA held by the CFA Guarantor;

“Applicants” means, collectively, Sherritt and Sherritt Amalco;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan, subject to any amendments, modifications and/or supplements made thereto in accordance with the Arrangement Agreement and this Plan;

“Arrangement Agreement” means the arrangement agreement dated February 25, 2020, among the Applicants, as it may be amended, restated, modified and/or supplemented from time to time;

“Articles of Arrangement” means the articles of arrangement of the Applicants in respect of the Arrangement, in form and substance satisfactory to the Applicants, that are required to be filed with the CBCA Director in order for the Arrangement to become effective on the Effective Date;

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario;

“Canadian Dollars” or “$” means the lawful currency of Canada;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“CBCA Director” means the Director appointed under section 260 of the CBCA;

“CBCA Proceedings” means the proceedings commenced by the Applicants under the CBCA on February 26, 2020 in connection with this Plan;

“CDS” means the CDS Clearing and Depository Services Inc. and its successors and assigns;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement, to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in respect of the Applicants in accordance with section 262 of the CBCA;

“CFA Guarantor” means Madagascar Mineral Investments Ltd.;

“CFA Lender Claims” means all outstanding Obligations owing by any Person, whether as issuer, guarantor or otherwise, with respect to the CFA Loans, the CFA Loan Agreements or any of the other CFA Loan Documents as at the Effective Date, including, without limitation, all outstanding principal, accrued and unpaid interest at the applicable contract rate, and any fees and other payments (including any applicable prepayment and/or make-whole amounts) pursuant to or in connection with the CFA Loan Documents as at the Effective Date;

“CFA Lender Pro Rata Share” means, with respect to each CFA Lender, the percentage that the principal amount of CFA Loans held by such CFA Lender bears to the total principal amount of CFA Loans held by all CFA Lenders immediately prior to the Effective Time;

“CFA Lenders” means, collectively, Summit Ambatovy Mineral Resources Investment B.V. as lender, Sumitomo Corporation as lender guarantor, The Export-Import Bank of Korea as lender, and Korea Resources Corporation as take-out financier, and any of their respective permitted successors or assigns, and “CFA Lender” means any one of them, as applicable;

“CFA Loan Agreements” means, collectively, (i) the amended and restated development carry finance agreement made as of March 26, 2008, as amended and restated as of June 24, 2009 and as further amended and restated as of December 11, 2017, among Sherritt as borrower, the CFA Guarantor as guarantor, The Export-Import Bank of Korea as lender and Korea Resources Corporation as take-out financier; (ii) the amended and restated development carry finance agreement made as of March 26, 2008, as amended and restated as of June 24, 2009 and as further amended and restated as of December 11, 2017, among Sherritt as borrower, the CFA Guarantor as guarantor, Summit Ambatovy Mineral Resources Investment B.V. as lender and Sumitomo Corporation as lender guarantor, and (iii) the amended and restated development carry finance agreement made as of March 26, 2008, as amended and restated as of June 24, 2009 and as further amended and restated as of December 11, 2017, among Sherritt as borrower, the CFA Guarantor as guarantor, Summit Ambatovy Mineral Resources Investment B.V. as lender and Sumitomo Corporation as lender guarantor, as previously assigned to Summit Ambatovy Mineral Resources Investment B.V. by SNC-Lavalin Inc.;

“CFA Loan Amended Terms” means (i) the CFA Guarantor shall be the sole borrower under the Amended CFA Loan(s); (ii) Sherritt shall have no obligations in respect of the Amended CFA Loan(s) and there shall be no recourse whatsoever against Sherritt in respect of the Amended CFA Loan(s); and (iii) the CFA Lender in respect of an Amended CFA Loan shall have the right, for up to 12 months following the Effective Date, to direct the CFA Guarantor to transfer such CFA Lender’s CFA Lender Pro Rata Share of the Ambatovy Shares and the Ambatovy Debt held by the CFA Guarantor as directed by such CFA Lender in consideration for an amount equal to the amount owing under such CFA Lender’s Amended CFA Loan, which will be satisfied through the full and final set off, settlement, repayment and exchange of the CFA Lender’s Amended CFA Loan, as such terms may be amended, modified and/or supplemented pursuant to this Plan;

“CFA Loan Documents” means, collectively, the CFA Loan Agreements, the other Finance Documents (as defined under the CFA Loan Agreements) and all other documentation, including, without limitation, all guarantee and security documentation, related to the CFA Loans;

“CFA Loans” means the existing loans made by the CFA Lenders, as applicable, under the CFA Loan Agreements;

“CFA Note” has the meaning given to it in Section 4.2(c)(i);

“Circular” means the management information circular of Sherritt dated March 6, 2020, including all appendices thereto, as it may be amended, modified and/or supplemented from time to time, subject to the terms of the Interim Order or other Order of the Court;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the applicable Persons, or any of them, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty), by reason of any right of setoff, counterclaim or recoupment, or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the applicable Persons, or any of them, through any affiliate, subsidiary, associated or related Person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative or regulatory tribunal), cause or chose in action, whether existing at present or commenced in the future;

“Consent Notes” means, in respect of an Early Consenting Noteholder, the Existing Notes held by such Early Consenting Noteholder in respect of which votes have been validly cast in favour of this Plan by the Early Consent Deadline pursuant to the Interim Order and in respect of which such vote in favour of this Plan has not been changed or withdrawn, and/or the Existing Notes held by such Early Consenting Noteholder in respect of which such Early Consenting Noteholder has otherwise supported this Plan, in each case in a manner acceptable to the Applicants;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Debt” means, collectively, the Obligations in respect of the Existing Notes and the CFA Loans;

“Debt Documents” means, collectively, the Existing Note Documents and the CFA Loan Documents;

“Debtholder Claims” means, collectively, the Existing Noteholder Claims and the CFA Lender Claims;

“Debtholders” means, collectively, the Noteholders and the CFA Lenders;

“Debtholders’ Arrangement Resolution” means the resolution of the Debtholders, inter alia, approving the Arrangement to be considered and voted upon at the Debtholders’ Meeting, substantially in the form attached as Appendix “A” to the Circular;

“Debtholders’ Meeting” means the meeting of Debtholders as of the Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Debtholders’ Arrangement Resolution and to consider and vote on such other matters as may properly come before such meeting, and includes any adjournment(s) or postponement(s) of such meeting;

“DMSA” means Dynatec Madagascar S.A.;

“DMSA Shares” means all of the shares in the capital of DMSA held by the CFA Guarantor;

“Early Consent Date” means July 13, 2020, or such later date as the Applicants may determine;

“Early Consent Deadline” means 5:00 p.m. (Toronto time) on the Early Consent Date, or such later time as the Applicants may determine;

“Early Consenting Noteholder” means a Noteholder who, by the Early Consent Deadline, has voted in favour of this Plan or has otherwise supported this Plan, in each case in a manner acceptable to the Applicants, and provided that in each case such Noteholder holds its Consent Notes as at the Effective Date;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the CBCA Director;

“Effective Time” means such time on the Effective Date as may be specified by the Applicants as the time at which the Arrangement implementation steps set forth in Section 4.2 shall be deemed to commence;

“Existing 2021 Notes” means the 8.00% senior unsecured debentures issued by Sherritt under the Existing Notes Indenture due November 15, 2021;

“Existing 2023 Notes” means the 7.50% senior unsecured debentures issued by Sherritt under the Existing Notes Indenture due September 24, 2023;

“Existing 2025 Notes” means the 7.875% senior unsecured notes issued by Sherritt under the Existing Notes Indenture due October 11, 2025;

“Existing Indenture Trustee” means Computershare Trust Company of Canada as trustee under the Existing Notes Indenture, and any successor thereof;

“Existing Note Documents” means, collectively, the Existing Notes Indenture, the Existing Notes, each Note Guarantee (as defined in the Existing Notes Indenture) and all other documentation related to the Existing Notes;

“Existing Noteholder Claims” means all outstanding Obligations owing by any Person, whether as issuer, guarantor or otherwise, with respect to the Existing Notes, the Existing Notes Indenture or any other Existing Note Documents as at the Effective Date, including, without limitation, all outstanding principal, accrued and unpaid interest at the applicable contract rate, and any fees and other payments (including any applicable prepayment and/or make-whole amounts) pursuant to or in connection with the Existing Note Documents as at the Effective Date;

“Existing Notes” means, collectively, the Existing 2021 Notes, the Existing 2023 Notes and the Existing 2025 Notes;

“Existing Notes Guarantors” means, collectively, Sherritt International Oil and Gas Limited, Sherritt International (Bahamas) Inc., Sherritt Power (Bahamas) Inc., SICOG Oil and Gas Limited (formerly Sherritt International (Cuba) Oil and Gas Limited), Sherritt Utilities Inc., Canada Northwest Oils (Europe) B.V., and CNWL Oil (España), S.A.;

“Existing Notes Indenture” means the second amended and restated indenture in respect of the Existing Notes dated as of July 29, 2016 among Sherritt, the Existing Notes Guarantors and the Existing Indenture Trustee, as it may be further amended, restated, modified and/or supplemented from time to time prior to the Effective Date;

“Final Order” means the Order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan, in form and substance satisfactory to the Applicants, as such Order may be amended from time to time in a manner acceptable to the Applicants;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Guarantors” means, collectively, the Existing Notes Guarantors and the CFA Guarantor;

“Indenture Trustees” means, collectively, the Existing Indenture Trustee and the New Indenture Trustees;

“Interim Order” means the interim Order of the Court granted on February 26, 2020 pursuant to section 192 of the CBCA, which, among other things, approves the calling of, and the date for, the Debtholders’ Meeting, as amended by the Order of the Court granted on March 23, 2020, and as may be further amended from time to time in a manner acceptable to the Applicants;

“Intermediary” means a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary;

“Law” means any law, statute, constitution, treaty, convention, code, injunction, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity, and includes any securities or stock exchange rules or regulations;

“New Indenture Trustees” means, collectively, the New Second Lien Notes Indenture Trustee and the New Junior Notes Indenture Trustee;

“New Junior Notes” means the new unsecured notes to be issued by Sherritt pursuant to the New Junior Notes Indenture and this Plan, which notes will be denominated in Canadian Dollars, be issued in an aggregate principal amount of $75 million, and be substantially on the terms set forth in the form of New Junior Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be amended pursuant to this Plan;

“New Junior Notes Documents” means, collectively, the New Junior Notes Indenture, the New Junior Notes, and the new guarantees to be provided by the New Notes Guarantors pursuant to the New Junior Notes Indenture, in each case, in form acceptable to the Applicants and consistent with the terms set forth in the form of New Junior Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be amended pursuant to this Plan;

“New Junior Notes Indenture” means the indenture to be entered into on the Effective Date by Sherritt, the New Notes Guarantors and the New Junior Notes Indenture Trustee, substantially on the terms set forth in the form of New Junior Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be amended pursuant to this Plan, pursuant to which the New Junior Notes will be issued;

“New Junior Notes Indenture Trustee” means such indenture trustee under the New Junior Notes Indenture as determined by the Applicants by the Effective Date, in its capacity as indenture trustee under the New Junior Notes Indenture;

“New Notes Guarantors” means, collectively, the Existing Notes Guarantors (other than CNWL Oil (España), S.A.), 672539 Alberta Ltd., SI Supply & Services Limited (formerly 672540 Alberta Ltd.), SI Finance Ltd., Dynatec Technologies Ltd., 1683740 Alberta Ltd., OG Finance Inc., Power Finance Inc., SBCT Logistics Ltd., SIC Marketing Services (UK) Limited, The Cobalt Refinery Holding Company Ltd. and 672538 Alberta Ltd.;

“New Second Lien Notes” means the new secured notes to be issued by Sherritt pursuant to the New Second Lien Notes Indenture and this Plan, which notes will be denominated in Canadian Dollars, be issued in an aggregate principal amount equal to 54% of the aggregate principal amount of Existing Notes outstanding as at the Effective Date plus the aggregate amount of all accrued and unpaid interest outstanding in respect of the Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date, and be substantially on the terms set forth in the form of New Second Lien Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be further amended pursuant to this Plan;

“New Second Lien Notes Documents” means, collectively, the New Second Lien Notes Indenture, the New Second Lien Notes, the new guarantees to be provided by the New Notes Guarantors pursuant to the New Second Lien Notes Indenture and the new security documentation to be entered into pursuant to the New Second Lien Notes Indenture, in each case, in form acceptable to the Applicants and consistent with the terms set forth in the form of New Second Lien Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, and as such terms may be amended pursuant to this Plan;

“New Second Lien Notes Indenture” means the indenture to be entered into on the Effective Date by Sherritt, the New Notes Guarantors and the New Second Lien Notes Indenture Trustee, substantially on the terms set forth in the form of New Second Lien Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be amended pursuant to this Plan, pursuant to which the New Second Lien Notes will be issued;

“New Second Lien Notes Indenture Trustee” means such indenture trustee under the New Second Lien Notes Indenture as determined by the Applicants by the Effective Date, in its capacity as indenture trustee under the New Second Lien Notes Indenture;

“Noteholder Early Consent Cash Consideration” means, in respect of an Early Consenting Noteholder, a cash payment in an amount equal to 3% of the principal amount of Consent Notes held by such Early Consenting Noteholder as at the Effective Date, payable on the Effective Date on the terms of this Plan as partial consideration for the exchange of the Existing Notes pursuant to this Plan;

“Noteholder Pro Rata Share” means, with respect to each Noteholder, the percentage that the principal amount of Existing Notes held by such Noteholder bears to the total principal amount of Existing Notes held by all Noteholders immediately prior to the Effective Time;

“Noteholders” means holders of Existing Notes;

“Notes Exchange Ratio” means 0.54;

“Obligations” means all liabilities, duties and obligations, including without limitation principal and interest, any make whole, redemption or similar premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, duties or obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the applicable Debt Document;

“Order” means any order entered by the Court in the CBCA Proceedings;

“Person” means any individual, firm, corporation, partnership, limited partnership, limited or unlimited liability company, joint venture, fund, association, organization, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization, Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body, whether or not having legal status;

“Plan” means this plan of arrangement and any amendments, restatements, modifications and/or supplements hereto made in accordance with the terms hereof;

“Proxy, Information and Exchange Agent” means Kingsdale Advisors;

“Record Date” means 5:00 p.m. on March 6, 2020;

“Released Claims” means, collectively, the matters that are subject to release and discharge pursuant to Section 5.1;

“Released Parties” means, collectively, (i) the Sherritt Entities and each of their respective current and former directors, officers, employees, financial and other advisors, legal counsel and agents, including the Proxy, Information and Exchange Agent, each in their capacity as such, and (ii) the Early Consenting Noteholders and their respective current and former directors, officers, managers, partners, employees, financial advisors, legal counsel and agents, each in their capacity as such;

“Revolving Bank Facility” means the senior revolving credit facility available under the Revolving Bank Facility Agreement;

“Revolving Bank Facility Administrative Agent” means National Bank of Canada in its capacity as administrative agent under the Revolving Bank Facility Agreement, for and on behalf of the Revolving Bank Facility Lenders;

“Revolving Bank Facility Agreement” means the second amended and restated credit agreement among Sherritt as borrower, the guarantor subsidiaries party thereto as guarantors, National Bank of Canada as administrative agent, the lenders party thereto from time to time, and the other parties thereto, dated as of January 31, 2017, as amended, restated, modified and/or supplemented from time to time pursuant to its terms;

“Revolving Bank Facility Amendments” means the amendments to the existing Revolving Bank Facility as agreed between Sherritt and the Revolving Bank Facility Lenders to permit the implementation of this Plan, including, without limitation, the issuance of the New Second Lien Notes and the New Junior Notes, and such other amendments as may be agreed between Sherritt and the Revolving Bank Facility Lenders;

“Revolving Bank Facility Lenders” means the lenders under the Revolving Bank Facility;

“Revolving Bank Facility Obligations” means all liabilities, duties and obligations, including without limitation principal and interest, any make whole, redemption or similar premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, duties or obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, Revolving Bank Facility or any other such obligations of any of the Revolving Bank Facility Obligors to the Revolving Bank Facility Administrative Agent or the Revolving Bank Facility Lenders under the Revolving Bank Facility Agreement, the other Financing Agreements (as defined in the Revolving Bank Facility Agreement) or under any other agreement among any of the Revolving Bank Facility Obligors and any of the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders (including in respect of credit card facilities, cash management arrangements, and SWAP and other hedging arrangements, and all security therefor);

“Revolving Bank Facility Obligors” means, collectively, Sherritt, International Cobalt Company Inc., The Cobalt Refinery Company Inc., New Providence Metals Marketing Inc. and all other subsidiaries of Sherritt that are or may be, from time to time, party to a Financing Agreement (as defined in the Revolving Bank Facility Agreement);

“Sherritt” means Sherritt International Corporation;

“Sherritt Amalco” means 11722573 Canada Ltd., a wholly-owned subsidiary of Sherritt;

“Sherritt Entities” means, collectively, the Applicants, the Guarantors and each of Sherritt’s other direct and indirect wholly-owed subsidiaries, and, for certainty, shall include Amalgamated Sherritt as the context requires;

“Support Agreements” means, collectively, the support agreements entered into by Sherritt and certain Noteholders in connection with this Plan on or about June 10, 2020, as amended, restated, modified and/or supplemented from time to time pursuant to the terms thereof; and

“Tax Act” means the Income Tax Act (Canada) as amended and all regulations thereunder.

1.2	Certain Rules of Interpretation

For the purposes of this Plan:

(a)

Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an order or an existing document or exhibit filed or to be filed means such instrument, agreement, order, document or exhibit as it may have been or may be amended, modified, restated or supplemented in accordance with its terms;

(b)

The division of this Plan into articles, sections, subsections, clauses and paragraphs is for convenience of reference only, and the descriptive headings of articles and sections are not intended as complete or accurate descriptions of the content thereof, none of which shall affect the construction or interpretation of this Plan;

(c)

The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(d)

The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(f)

Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all rules, regulations, policies and blanket orders made thereunder, all amendments to or re-enactments of such statute or other enactment in force from time to time, and, if applicable, any statute or enactment that supplements or supersedes such statute or enactment;

(g)

References to a specific recital, article, section, subsection or clause shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific recital, article, section, subsection or clause of this Plan, whereas the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular recital, article, section, subsection, clause or other portion of this Plan and shall include any amended or restated Plan and any documents supplemental hereto; and

(h)	The word “or” is not exclusive.

1.3	Governing Law

This Plan shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan. Unless otherwise specified, all references to time expressed in this Plan and in any document issued in connection with this Plan mean local time in Toronto, Ontario, Canada, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

ARTICLE 2

TREATMENT OF AFFECTED PARTIES

2.1	Treatment of Noteholders

(a)	On the Effective Date, in accordance with the times and steps and in the sequence set forth in Section 4.2, and subject to the treatment of fractional interests in accordance with Section 4.4:

(i)	each Noteholder that is an Early Consenting Noteholder shall receive:

(A)

New Second Lien Notes in a principal amount equal to (1) the principal amount of Existing Notes held by such Noteholder as at the Effective Date multiplied by the Notes Exchange Ratio, plus (2) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date;

(B)	its Noteholder Pro Rata Share of the New Junior Notes; and

(C)	its Noteholder Early Consent Cash Consideration; and

(ii)	each Noteholder that is not an Early Consenting Noteholder shall receive:

(A)

New Second Lien Notes in a principal amount equal to (1) the principal amount of Existing Notes held by such Noteholder as at the Effective Date multiplied by the Notes Exchange Ratio, plus (2) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date; and

(B)	its Noteholder Pro Rata Share of the New Junior Notes,

in each case, all of which shall, and shall be deemed to, be received in exchange for each such Noteholder’s Existing Notes and in full and final settlement of its Existing Noteholder Claims.

(b)

On the Effective Date, the Existing Noteholder Claims shall, and shall be deemed to, have been irrevocably and finally extinguished; each Noteholder shall have no further right, title or interest in or to its Existing Notes or Existing Noteholder Claims; and the Existing Notes, the Existing Notes Indenture and any and all other Existing Note Documents shall be, and shall be deemed to be, cancelled and terminated, all pursuant to this Plan.

(c)	The reasonable and documented outstanding fees, expenses and disbursements of the Existing Indenture Trustee shall be paid by Amalgamated Sherritt pursuant to the Existing Notes Indenture.

(d)

All references to the principal amount of the Existing Notes or the Existing Noteholder Claims contained in this Plan shall refer to the principal amount of such Existing Notes or the Existing Noteholder Claims excluding any make-whole premiums, redemption premiums or other similar premiums.

2.2	Treatment of CFA Lenders

(a)	On the Effective Date, in accordance with the times and steps and in the sequence set forth in Section 4.2:

(i)

each CFA Lender shall receive its CFA Lender Pro Rata Share of the AMSA Shares, the DMSA Shares and the Ambatovy Debt, all of which shall, and shall be deemed to, be received in exchange for its CFA Loan(s) and in full and final settlement of its CFA Lender Claims;

(ii)

each CFA Lender’s CFA Loan(s) and CFA Lender Claims shall, and shall be deemed to, have been irrevocably and finally extinguished, and such CFA Lender shall have no further right, title or interest in or to its CFA Loan(s) or CFA Lender Claims; and

(iii)

the CFA Loan Agreement(s) and any and all other CFA Loan Documents (or parts thereof) relating to such CFA Lender’s CFA Loan(s) shall be, and shall be deemed to be, cancelled and terminated, and any and all security interests granted by Sherritt and/or the CFA Guarantor in respect of such CFA Lender’s CFA Loan(s) shall be, and shall be deemed to be, released, discharged and extinguished, all pursuant to this Plan.

(b)

All references to the principal amount of the CFA Loans or the CFA Lender Claims contained in this Plan shall refer to the principal amount of such CFA Loans or the CFA Lender Claims excluding any make-whole premiums, redemption premiums or other similar premiums.

2.3	Alternative CFA Lender Transaction

(a)

Notwithstanding Section 2.2, the Applicants shall have the right, on or prior to the Effective Date, to implement (i) the exchange of one or more of the CFA Loans for the applicable portions of Ambatovy Shares and the Ambatovy Debt on a contractual basis with the applicable CFA Lender(s) outside of this Plan as agreed with any such CFA Lender(s), (ii) the exchange of one or more of the CFA Loans for Amended CFA Loan(s) either pursuant to this Plan or on a contractual basis with the applicable CFA Lender(s) outside of this Plan if agreed to by all CFA Lenders, or (iii) such other transaction in respect of the CFA Loans that may be acceptable to the Applicants, the CFA Guarantor and the CFA Lenders and that is not materially inconsistent with the effect of the exchange of the CFA Loans for (A) the Ambatovy Shares and the Ambatovy Debt or (B) Amended CFA Loans either pursuant to the Plan or on a contractual basis with the CFA Lenders outside of this Plan (in each case, an “Alternative CFA Lender Transaction”).

(b)

The Applicants shall be entitled to make such amendments to this Plan as are necessary or desirable to reflect the implementation of an Alternative CFA Lender Transaction at the discretion of the Applicants.

ARTICLE 3 ISSUANCES, DISTRIBUTIONS AND PAYMENTS

3.1	Delivery of Noteholder Early Consent Cash Consideration

The payment by Amalgamated Sherritt on the Effective Date of Noteholder Early Consent Cash Consideration shall be effected through the delivery of cash in the aggregate amount of the Noteholder Early Consent Cash Consideration payable to the Early Consenting Noteholders by Amalgamated Sherritt to CDS for distribution to the Early Consenting Noteholders as of the Effective Date in accordance with CDS’s customary practices.

3.2	Delivery of New Second Lien Notes and New Junior Notes

The delivery of the New Second Lien Notes and the New Junior Notes to be issued to the Noteholders pursuant to this Plan shall be made by way of issuance by Amalgamated Sherritt on the Effective Date of: (a) a global note in respect of the New Second Lien Notes and (b) a global note in respect of the New Junior Notes, in each case issued in the name of CDS (or its nominee) in respect of the Noteholders. CDS and the applicable Intermediaries shall then make delivery of the New Second Lien Notes and the New Junior Notes to the ultimate beneficial recipients thereof entitled to receive the New Second Lien Notes and the New Junior Notes pursuant to this Plan pursuant to standing instructions and customary practices of CDS and such Intermediaries.

3.3	Delivery of Ambatovy Shares and Ambatovy Debt

The delivery of the Ambatovy Shares and Ambatovy Debt to the CFA Lenders pursuant to this Plan shall be made on or as soon as practicable after the Effective Date.

3.4	No Liability in respect of Deliveries

(a)

None of the Applicants, nor their respective directors, officers, agents or advisors, shall have any liability or obligation in respect of any deliveries, directly or indirectly, from, as applicable, (i) the Existing Indenture Trustee, (ii) the New Indenture Trustees, (iii) CDS or (iv) the Intermediaries, in each case to the ultimate beneficial recipients of any consideration payable or deliverable by the Applicants pursuant to this Plan.

(b)

The Indenture Trustees shall not incur, and each is hereby released from, any liability as a result of carrying out any provisions of this Plan and any actions related or incidental thereto, save and except for any gross negligence or wilful misconduct on its part (as determined by a final, non-appealable judgment of a court of competent jurisdiction). On the Effective Date after the completion of the transactions set forth in Section 4.2, all duties and responsibilities of the Existing Indenture Trustee arising under or related to the Existing Notes shall be discharged except to the extent required in order to effectuate this Plan.

3.5	Surrender and Cancellation of Existing Notes

On the Effective Date, CDS (or its nominee) (as registered holder of the Existing Notes on behalf of the Noteholders) and each other Person who holds Existing Notes in registered form on the Effective Date shall surrender, or cause the surrender of, the certificate(s) representing the Existing Notes to the Existing Indenture Trustee for cancellation in exchange for the consideration payable to Noteholders pursuant to Section 2.1. For certainty, notwithstanding whether or not the foregoing is complied with, the Existing Notes shall be deemed to be cancelled pursuant to this Plan in accordance with the steps set forth in Section 4.2.

3.6	Application of Plan Distributions

All amounts paid or payable hereunder on account of the Debtholder Claims (including, for greater certainty, any securities received hereunder) shall be applied (i) first, in respect of the accrued but unpaid interest on such Obligations, and (ii) second, in respect of the principal amount of the Obligations to which such Debtholder Claims relate.

3.7	Withholding Rights

The Applicants and the CFA Guarantor shall be entitled to deduct and withhold from any consideration or other amount deliverable or otherwise payable to any Person hereunder such amounts as the Applicants or the CFA Guarantor, as applicable, may be required to deduct or withhold with respect to such payment under the Income Tax Act (Canada), or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended, provided that any such right to deduct or withhold shall not otherwise change or modify the Applicants’ or the CFA Guarantor’s, as applicable, obligations in respect of withholding taxes under the terms of the Existing Notes Indenture, the CFA Loan Agreements and any and all other Debt Documents. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity.

ARTICLE 4

IMPLEMENTATION

4.1	Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any of the Applicants will occur and be effective as of the Effective Date (or such other date as the Applicants may agree, acting reasonably), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes without any requirement of further action by shareholders, directors or officers of the Applicants. All necessary approvals to take actions shall be deemed to have been obtained from the directors or the shareholders of the Applicants, as applicable.

4.2	Effective Date Transactions

Commencing at the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, in the following order in five minute increments (unless otherwise indicated) and at the times set out in this Section 4.2 (or in such other manner or order or at such other time or times as the Applicants may agree, acting reasonably), without any further act or formality required on the part of any Person, except as may be expressly provided herein:

(a)	Sherritt and Sherritt Amalco shall be, and shall be deemed to be, amalgamated and continued as one corporation (“Amalgamated Sherritt”) under the CBCA in accordance with the following:

(i)	Name. The name of Amalgamated Sherritt shall be “Sherritt International Corporation”;

(ii)

Registered Office. The registered office of Amalgamated Sherritt shall be located in the City of Toronto in the Province of Ontario. The address of the registered office of Amalgamated Sherritt shall be 22 Adelaide Street West, Suite 4220, Bay Adelaide Centre, East Tower, Toronto ON M5H 4E3, Canada;

(iii)	Restrictions on Business. There shall be no restrictions on the business that Amalgamated Sherritt may carry on;

(iv)	Articles. The articles of Sherritt, as in effect immediately prior to the Amalgamation, shall be deemed to be the articles of Amalgamated Sherritt;

(v)	Directors. Amalgamated Sherritt shall have a minimum of 3 directors and a maximum of 15 directors, until changed in accordance with the CBCA.

Until changed by shareholders of Amalgamated Sherritt, or by the directors of Amalgamated Sherritt in accordance with the CBCA, the directors of Sherritt, as in effect immediately prior to the Amalgamation, shall be deemed to be the directors of Amalgamated Sherritt;

(vi)

Shares. All shares of Sherritt Amalco shall be cancelled without any repayment of capital in respect thereof; no shares will be issued by Amalgamated Sherritt in connection with the Amalgamation and all shares of Sherritt prior to the Amalgamation shall be unaffected and shall continue as shares of Amalgamated Sherritt;

(vii)

Stated Capital. The stated capital account in respect of the common shares of Amalgamated Sherritt will be equal to the stated capital account in respect of the common shares of Sherritt immediately prior to the Amalgamation;

(viii)	By-laws. The by-laws of Sherritt, as in effect immediately prior to the Amalgamation, shall be deemed to be the by-laws of Amalgamated Sherritt;

(ix)	Effect of Amalgamation. The provisions of subsection 186(a) to (g) of the CBCA shall apply to the Amalgamation with the result that:

(A)	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

(B)	the property of each amalgamating corporation continues to be the property of Amalgamated Sherritt;

(C)	Amalgamated Sherritt continues to be liable for the obligations of each amalgamating corporation;

(D)	an existing cause of action, claim or liability to prosecution is unaffected;

(E)	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against Amalgamated Sherritt;

(F)	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against Amalgamated Sherritt; and

(G)

the Articles of Arrangement are deemed to be the articles of incorporation of Amalgamated Sherritt and the Certificate of Arrangement is deemed to be the certificate of incorporation of Amalgamated Sherritt.

(b)	The following shall occur concurrently:

(i)

Amalgamated Sherritt, the New Notes Guarantors and the New Second Lien Notes Indenture Trustee shall enter into the New Second Lien Notes Indenture and the other New Second Lien Notes Documents (subject to Section 4.3(c));

(ii)	Amalgamated Sherritt, the New Notes Guarantors and the New Junior Notes Indenture Trustee shall enter into the New Junior Notes Indenture and the other New Junior Notes Documents;

(iii)	in exchange for the Existing Notes, and in full and final settlement of the Existing Noteholder Claims, Amalgamated Sherritt shall issue and/or pay, as applicable:

(A)	to each Noteholder that is an Early Consenting Noteholder:

(1)

New Second Lien Notes in an aggregate principal amount equal to (I) the aggregate principal amount of the Existing Notes held by such Noteholder as at the Effective Date multiplied by the Notes Exchange Ratio, plus (II) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date;

(2)	its Noteholder Pro Rata Share of the New Junior Notes; and

(3)	its Noteholder Early Consent Cash Consideration; and

(B)	to each Noteholder that is not an Early Consenting Noteholder:

(1)

New Second Lien Notes in an aggregate principal amount equal to (I) the aggregate principal amount of the Existing Notes held by such Noteholder as at the Effective Date multiplied by the Notes Exchange Ratio, plus (II) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date; and

(2)	its Noteholder Pro Rata Share of the New Junior Notes;

(iv)

the Existing Noteholder Claims shall, and shall be deemed to be, irrevocably and finally extinguished and the Noteholders shall have no further right, title or interest in or to the Existing Notes or their respective Existing Noteholder Claims; and

(v)

the Existing Notes, the Existing Notes Indenture and any and all other Existing Note Documents shall be irrevocably cancelled and terminated, provided that the Existing Notes Indenture shall remain in effect solely to allow the Existing Indenture Trustee to make the distributions set forth in this Plan.

(c)	The following shall occur in sequence:

(i)

the CFA Guarantor shall declare a dividend or repayment of capital in the aggregate amount of the Obligations under the CFA Loans, payable to Amalgamated Sherritt which shall be satisfied through the issuance of a demand promissory note of the CFA Guarantor (the “CFA Note”) to Amalgamated Sherritt; and

(ii)

the CFA Guarantor shall satisfy the CFA Note through the assumption of all of Amalgamated Sherritt’s Obligations under the CFA Loans, the CFA Loan Agreements and all other CFA Loan Documents, and (A) Amalgamated Sherritt shall be, and shall be deemed to be, fully, finally and irrevocably released and discharged from all Obligations in respect of the CFA Loans, the CFA Loan Agreements and all other CFA Loan Documents; any and all security interests granted by Sherritt in respect of the CFA Loans shall be, and shall be deemed to be, released, discharged and extinguished pursuant to this Plan; and all CFA Lender Claims as against Amalgamated Sherritt shall, and shall be deemed to be, irrevocably and finally extinguished, and (B) the CFA Note shall be, and shall be deemed to be, fully repaid and satisfied, and Amalgamated Sherritt shall deliver the CFA Note back to the CFA Guarantor as consideration for the assumption of the Obligations under the CFA Loans, the CFA Loan Agreements and all other CFA Loan Documents.

(d)	The following shall occur concurrently:

(i)

the CFA Guarantor shall transfer, or cause to be transferred, to each CFA Lender its CFA Lender Pro Rata Share of the AMSA Shares, the DMSA Shares and the Ambatovy Debt in consideration for an aggregate amount equal to the amount of the Obligations outstanding under the CFA Loan(s) owing to each CFA Lender, which amount shall be satisfied through the full and final set-off, settlement, repayment and exchange of each CFA Lender’s CFA Loans and CFA Lender Claims;

(ii)

the CFA Guarantor shall be, and shall be deemed to be, fully, finally and irrevocably released and discharged from all Obligations in respect of each CFA Lender’s CFA Loans and the CFA Loan Agreements and all other CFA Loan Documents relating to each CFA Lender’s CFA Loans; each CFA Lender’s CFA Loans and CFA Lender Claims shall, and shall be deemed to be, irrevocably and finally extinguished; any and all security interests granted by the CFA Guarantor in respect of each CFA Lender’s

CFA Loans shall be, and shall be deemed to be, released, discharged and extinguished pursuant to this Plan; and each CFA Lender shall have no further right, title or interest in or to its CFA Loans or CFA Lender Claims; and

(iii)	the CFA Loan Agreements and all other CFA Loan Documents (or parts thereof) relating to each CFA Lender’s CFA Loan(s) shall be irrevocably cancelled and terminated.

(e)	The releases referred to in Section 5.1 shall become effective.

4.3	Other Implementation Steps

(a)

On the Effective Date, and provided that the Support Agreements with at least the Majority Ad Hoc Noteholders (as defined in the Support Agreements) have not been terminated in accordance with their terms, Sherritt shall deliver to counsel to the Ad Hoc Committee Noteholders (as defined in the Support Agreements) written confirmation that to the knowledge of the executive officers of Sherritt, after consultation with the counsel to the Ad Hoc Committee Noteholders (as defined in the Support Agreements), Sherritt has complied with the Support Agreements in all respects, subject to any waivers or amendments agreed to by Sherritt and the Majority Ad Hoc Noteholders (as defined in the Support Agreements).

(b)

The Applicants and the other Sherritt Entities may undertake, at their sole discretion, any other corporate steps or transactions necessary or desirable to implement this Plan on the terms set out herein (as may be amended pursuant to the terms hereof) in any manner and on such date(s) and/or time(s) determined by the Applicants in their sole discretion.

(c)

Without limiting the generality of Section 4.3(b), to the extent it is not practicable to do so on the Effective Date, as determined by the Applicants acting reasonably, the new security documentation to be entered into and/or delivered by the New Notes Guarantors in respect of the New Second Lien Notes Indenture may be executed and/or delivered after the Effective Date, provided that Sherritt and the New Notes Guarantors shall take commercially reasonable efforts to execute and deliver any such documents as soon as practicable after the Effective Date. For greater certainty, Sherritt and the New Notes Guarantors shall, as applicable, execute and deliver each such document as soon as practicable after the Effective Date, and will not wait to deliver any such document until all such documents are available for delivery.

4.4	Fractional Interests

(a)

The New Second Lien Notes and the New Junior Notes issued pursuant to this Plan shall be issued in minimum increments of $1,000, and the amount of New Second Lien Notes and New Junior Notes that each Noteholder shall be entitled to under this Plan shall in each case be rounded down to the nearest multiple of $1,000 without compensation therefor.

(b)

All payments made in cash pursuant to this Plan shall be made in minimum increments of $0.01, and the amount of any payments to which a Person may be entitled to under this Plan shall be rounded down to the nearest multiple of $0.01.

4.5	Calculations

All calculations made by the Applicants pursuant to this Plan shall be conclusive, final and binding on all Persons affected by this Plan.

ARTICLE 5

RELEASES

5.1	Release of Released Parties

At the applicable time pursuant to Section 4.2, each of the Released Parties shall be released and discharged from all present and future actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever arising on or prior to the Effective Date in connection with the Existing Notes, the Existing Note Documents, the CFA Loans, the CFA Loan Documents, any and all Ambatovy Shares and Ambatovy Debt transferred pursuant to this Plan, the Arrangement, the Arrangement Agreement, this Plan, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan, the transactions contemplated hereunder, and any other actions or matters related directly or indirectly to the foregoing, provided that nothing in this paragraph shall release or discharge (i) any of the Released Parties from or in respect of their respective obligations under this Plan or any Order or document ancillary thereto, or (ii) any Released Party from liabilities or claims attributable to such Released Party’s fraud, gross negligence or wilful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction.

5.2	Injunctions

All Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Date, with respect to any and all Released Claims, from (i) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever of any Person against the Released Parties, as applicable; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties; (iii) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind against the Released Parties or their property; or (iv) taking any actions to interfere with the implementation or consummation of this Plan or the transactions contemplated hereunder; provided, however, that the foregoing shall not apply to the enforcement of any obligations under this Plan or any document, instrument or agreement executed to implement this Plan.

ARTICLE 6

CONDITIONS PRECEDENT AND IMPLEMENTATION

6.1	Conditions to Plan Implementation

The implementation of this Plan shall be conditional upon the fulfillment, satisfaction or waiver (to the extent permitted by Section 6.2) of the following conditions:

(a)	the Arrangement Agreement shall be in full force and effect and shall have not been terminated by the Applicants;

(b)

this Plan and the transactions contemplated hereby shall be consistent with the terms of the transactions described in the Circular in all material respects, subject to any amendments to this Plan permitted by the terms hereof or as otherwise permitted by the Court;

(c)	this Plan shall have been approved by the requisite majorities of affected stakeholders as and to the extent required in the Interim Order or as otherwise ordered by the Court;

(d)

this Plan shall have been approved by the Court pursuant to the Final Order, the implementation, operation or effect of which shall not have been stayed, varied in a manner not acceptable to the Applicants, vacated or subject to pending appeal;

(e)

all material filings required under applicable Laws in connection with the Arrangement shall have been made and any material regulatory or third party consents or approvals that are required in connection with the Arrangement shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated;

(f)

there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, no application shall have been made to any Governmental Entity, and no action or investigation shall have been announced, threatened in writing or commenced by any Governmental Entity, in consequence of or in connection with the Arrangement that restrains, prohibits or materially impedes (or if granted would reasonably be expected to restrain, prohibit or materially impede) the Arrangement, or requires or proposes to require a material variation to the Arrangement that is not acceptable to the Applicants;

(g)	no Law shall have been passed and become effective, the effect of which makes the consummation of this Plan illegal;

(h)	the terms of the Revolving Bank Facility shall be amended, prior to or concurrently with the implementation of this Plan, to reflect the Revolving Bank Facility Amendments; and

(i)

the Applicants shall have completed all necessary corporate actions and proceedings as they deem necessary or advisable, in their reasonable discretion, in connection with the Arrangement and this Plan.

6.2	Waiver of Conditions

The Applicants may at any time and from time to time waive the fulfillment or satisfaction, in whole or in part, of the conditions set out herein, provided however that the condition set out in Section 6.1(d) cannot be waived.

6.3	Effectiveness

This Plan will become effective in the sequence described in Section 4.2 on the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, and shall, from and after the Effective Time, be binding on and enure to the benefit of the Applicants and the other Sherritt Entities, the Debtholders, the Indenture Trustees, the Released Parties and all other Persons named or referred to in, or subject to, this Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns. The Articles of Arrangement shall be filed and the Certificate of Arrangement shall be issued in each case with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 4.2 has become effective in the sequence set forth therein. No portion of this Plan shall take effect with respect to any party or Person until the Effective Time.

6.4	Revolving Bank Facility Obligations Unaffected

Notwithstanding any other provision of this Plan, (i) nothing herein shall affect the Revolving Bank Facility Obligations, and (ii) all rights, interests, claims and entitlements of the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders under and in respect of the Revolving Bank Facility Agreement, the other Financing Agreements (as defined in the Revolving Bank Facility Agreement), and all other Revolving Bank Facility Obligations and related agreements shall remain unaffected in all respects by this Plan (including all transactions, releases, injunctions, waivers and deeming provisions contemplated herein). Without limiting the foregoing, the provisions of Article 5 and Sections 6.3, 7.1, 7.2 and 7.4 shall not apply to the Revolving Bank Facility Administrative Agent, the Revolving Bank Facility Lenders or the Revolving Bank Facility Obligations, and the term Persons, as used therein, shall exclude the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders in respect of the Revolving Bank Facility Obligations.

ARTICLE 7

GENERAL

7.1	Deemed Consents, Waivers and Agreements

At the Effective Time:

(a)	each Debtholder shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety;

(b)

each Sherritt Entity and Debtholder shall be deemed to have executed and delivered to the other parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety; and

(c)

all consents, releases, assignments and waivers, statutory or otherwise, required from any Person to implement and carry out this Plan in its entirety shall be deemed to have been executed and delivered to the Applicants.

7.2	Waiver of Defaults

From and after the Effective Time, all Persons named or referred to in, or subject to, this Plan shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety. Without limiting the foregoing, from and after the Effective Time, all Persons shall be deemed to have:

(a)

waived any and all defaults or events of default, third-party change of control rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with, the Debt, the Debt Documents, the Arrangement, the Arrangement Agreement, this Plan, the transactions contemplated hereunder, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan and any and all amendments or supplements thereto. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded and of no further force or effect, provided that nothing shall be deemed to excuse the Applicants or the other Sherritt Entities, as applicable, and their respective successors and assigns from performing their obligations under this Plan or any contract or agreement entered into pursuant to, in connection with, or contemplated by, this Plan; and

(b)

agreed that if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and any of the Applicants prior to the Effective Date and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly, provided, however, that notwithstanding any other provision of this Plan, nothing herein shall affect the obligations of any of the Applicants to any employee thereof in their capacity as such, including any contract of employment between any Person and any of the Applicants.

7.3	Compliance with Deadlines

The Applicants have the right to waive strict compliance with the Early Consent Deadline, and the right to waive strict compliance with any election or other deadlines pursuant to this Plan, and shall be entitled to waive any deficiencies with respect to any forms or other documentation submitted pursuant to this Plan.

7.4	Paramountcy

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the Debtholders and any one or more of the Applicants and/or the Guarantors with respect to the Debt Documents as at the Effective Date shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority.

7.5	Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

7.6	Modification of Plan

(a)

The Applicants reserve the right to amend, restate, modify and/or supplement this Plan at any time and from time to time, provided that (except as provided in subsection (d) below) any such amendment, restatement, modification or supplement must be contained in a written document that is (i) filed with the Court and, if made following the Debtholders’ Meeting, approved by the Court, and (ii) communicated to the Debtholders in the manner required by the Court (if so required).

(b)

Any amendment, restatement, modification or supplement to this Plan may be proposed by the Applicants at any time prior to or at the Debtholders’ Meeting, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the Debtholders’ Meeting, shall become part of this Plan for all purposes.

(c)

Any amendment, restatement, modification or supplement to this Plan may be made by the Applicants, at any time and from time to time, without requiring further approval at Debtholders’ Meeting or the filing with, or approval of, the Court, in order to reflect the Alternative CFA Lender Transaction, if such Alternative CFA Lender Transaction is agreed to by the Applicants and the applicable CFA Lender(s), as set out in Section 2.3.

(d)

Any amendment, restatement, modification or supplement to this Plan may be made following the Debtholders’ Meeting by the Applicants, without requiring filing with, or approval of, the Court, provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of any of the Debtholders.

7.7	Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, prepaid mail or email addressed to the respective parties as follows:

(a)	if to the Applicants, at:

Sherritt International Corporation

c/o Goodmans LLP

333 Bay Street, Suite 3400

Toronto, Ontario

M5H 2S7

Attention:        Robert J. Chadwick and Caroline Descours

Email:              rchadwick@goodmans.ca

                         cdescours@goodmans.ca

(b)	if to the Noteholders, to the address for the Existing Indenture Trustee on behalf of the Noteholders;

(c)	if to a CFA Lender, to the address for such CFA Lender as shown on Sherritt’s books and records,

or to such other address as any party above may from time to time notify the others in accordance with this Section 7.7. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by email and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Any such notices and communications so given or made, in the case of notice by way of personal delivery or email, shall be deemed to have been given or made and to have been received on the day of delivery or of emailing, as applicable, if received on a Business Day before 5:00 p.m. (local time), or on the next following Business Day if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the fifth Business Day following the date on which such notice or other communication is mailed. The unintentional failure by the Applicants to give a notice contemplated hereunder to any particular Debtholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

7.8	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality, each of the Persons named or referred to in, affected by or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein. For greater certainty, and without limiting any other provision of this Plan, each of the CFA Lenders, and any of their respective successors or assigns, shall take such steps, execute and submit such documents and complete such filings as necessary or desirable to effectuate the transactions contemplated hereby.

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